Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock, par value $0.0001 per share, of Evofem Biosciences, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: July 19, 2022

Todd Stewart Cox

By:	/s/ Todd Stewart Cox
Name: Todd Stewart Cox

Kathy Overstreet Cox

By:	/s/ Kathy Overstreet Cox
Name: Kathy Overstreet Cox